Exhibit 99.1

mPhase Technologies Receives Notice of Allowance for Key Smart Surface Patent

Device for Fluid Spreading and Transport Allowed

LITTLE FALLS, NJ--(Marketwire - Jan 24, 2013) - mPhase Technologies, Inc. (OTCBB: XDSL) reported today that it has received a Notice of Allowance from the U.S. Patent & Trademark Office (USPTO) of a Key Smart Surface Patent.

The invention is a key patent for mPhase Technologies in its continuing efforts to protect the company's intellectual property related to smart surfaces.

The invention relates to a single porous substrate formed from a network of filaments wherein the network of filaments is comprised of a first plurality of filaments and a second plurality of filaments is exposed to a surface modification treatment and the second plurality of filaments is covered with a conformal coating. A wetting region comprised of the first plurality of filaments extends through a first portion of the porous substrate and is permeable to fluid transport and a non-wetting region comprised of the second plurality of filaments which is operable to switch between a wetting and non-wetting state by an electrical source coupled to the second plurality of filaments.

The invention protects a porous substrate with integrated wetting and non-wetting regions and is a key patent win for mPhase Technologies.

About mPhase Technologies, Inc.

mPhase Technologies is introducing a revolutionary Smart Surface technology enabled by breakthroughs in nanotechnology, MEMS processing and micro fluidics. Our Smart Surface technology has potential applications within drug delivery systems, lab-on-a-chip analytic systems, self-cleaning systems, liquid and chemical sensor systems, and filtration systems. mPhase has pioneered its first Smart Surface enabled product, the mPhase Smart NanoBattery.

In addition to the Smart Surface technology, mPhase recently introduced its first product, the mPower Emergency Illuminator, an award-winning product designed by Porsche Design Studio and sold via the mPower website: http://www.mpowertech.com.

More information about the company can be found at http://www.mPhaseTech.com.

Forward-Looking Statements

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's SEC filings, including the financial statements and related information contained in the Company's SEC Filing. mPhase assumes no obligation to update the information in this release.